Exhibit 99.3

Genasys Announces Expansion of Its Board of Directors

Bill Dodd, Retiring California State Senator and Craig Fugate, Former Administrator of FEMA Join Genasys' Board of Directors

SAN DIEGO, CA – May 14, 2024 – Genasys Inc. (NASDAQ: GNSS), the global leader in protective communications, today announced that both Bill Dodd, and Craig Fugate have been nominated to and have accepted positions on Genasys' Board of Directors. The addition of Mr. Dodd and Mr. Fugate bolsters Genasys' leadership team with unique expertise in emergency management and public sector procurement processes.

Senator Dodd brings more than 20 years of state and local government experience. Starting out as a small business owner, Senator Dodd began his public service with 15 years on the Napa County Board of Supervisors, eventually progressing to the state Assembly in 2014 and ultimately serving two four-year terms in the California State Senate. As Senator Dodd finishes his second term, he Chairs the Government Organization Committee, and is a member of the Transportation Committee, Energy Utilities and Communications Committee, the Business Professions Committee, and the Insurance Committee.

"Serving the Northern California counties for over twenty years, I am acutely aware of the numerous emergencies that local and regional emergency managers must prepare for and manage. Genasys' solutions have been instrumental in improving communication, preparedness, and community safety with my constituents." said Senator Dodd. "Moving on from public service, I look forward to leveraging my experience to assist Genasys expand its reach and grow its business not only in California, but throughout the country."

Mr. Fugate was confirmed by the US Senate and began his service as Administrator of the Federal Emergency Management Agency (FEMA) in May 2009. Under his leadership, emergency management was promoted as a community and shared responsibility. At Craig’s direction, FEMA fostered resiliency, a community-oriented approach to emergency management to build sustainable and resilient communities. Before serving at the Federal level, Fugate served as Director of the Florida Division of Emergency Management (FDEM). During Mr. Fugate’s tenure, the FDEM program became the first statewide emergency management program in the nation to receive full accreditation from the Emergency Management Accreditation Program. Craig began his emergency management career as a volunteer firefighter, paramedic, and a Lieutenant with the Alachua County Fire Rescue where he moved from exclusive fire rescue operations to serving as the Emergency Manager for Alachua County in Gainesville, Florida. He spent a decade in that role until May 1997 when he was appointed Bureau Chief for Preparedness and Response for FDEM.

"I know of no other company that provides both the hardware and the software necessary to manage and communicate during an emergency. " said Mr. Fugate. "I am excited to join the team and extend the reach."

"The addition of Bill and Craig to our Board of Directors will have a near immediate impact on our business," said Richard Danforth, Chief Executive Officer for Genasys. "We look forward to leveraging their profound experience and delivering for our shareholders."

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” The company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with intelligible vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Protecting people and saving lives for over 40 years, Genasys covers more than 70 Million people in over 100 countries worldwide, including more than 500 U.S. cities, counties and states. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582